UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  [_]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Revised Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

POINTE FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

BARBARA WORTLEY
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Reference is made to the Solicitation Statement of Barbara Wortley (the “Solicitation Statement”) filed on July 27, 2004 for the solicitation of agent designations in connection with the call of a special meeting of the shareholders of Pointe Financial Corporation (the “Company”).

In the Solicitation Statement, the number of shares set forth as being held beneficially by Mrs. Wortley did not include any shares which are the subject of the Option Agreement for the Purchase of Stock, dated January 20, 2004, between Mrs. Wortley and Morris Massry, a director of the Company (the “Option Agreement”). As described in the Solicitation Statement, under the terms of the Option Agreement Mr. Massry granted Mrs. Wortley the option to purchase 164,810 shares of Mr. Massry’s shares of Common Stock on an “all or none” basis, so that Mrs. Wortley, should she exercise such option, is required to purchase all, and not less than all, 164,810 shares which are the subject of such option (the “Option Shares”). The exercise price of such option is $24.00 per share, or an aggregate of $3,955,440. Mrs. Wortley paid Mr. Massry $100,000 in consideration of the grant of the Option Agreement. The option was originally to expire May 10, 2004, but was extended, pursuant to the terms of the Option Agreement, to September 10, 2004. Mrs. Wortley paid Mr. Massry an additional $100,000 for such extension. On August 26, 2004, Mrs. Wortley sent notice to Mr. Massry, as required by the terms of the Option Agreement, of her intent to exercise the purchase the Option Shares. The closing (the “Closing”) of such purchase occurred on October 12, 2004.

Following the Closing, Mrs. Worltey beneficially owns 218,935 shares, approximately 9.6% of the outstanding shares of the Company.

Exhibit A to the Solicitation Statement states that all or part of the shares of Common Stock owned by Mrs. Wortley may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities. As a result of the Closing, as of October 12, 2004, the total amount of indebtedness was approximately 36% of the total value of such shares.

Sincerely,

/s/ Barbara Wortley
Barbara Wortley

October 15, 2004